Exhibit (99-4)
                                 --------------

             Directors and Officers (Third) Excess Liability Policy


CHUBB ATLANTIC INDEMNITY LTD.


                             EXCESS INSURANCE POLICY

                                  DECLARATIONS

Item 1.       Parent Corporation:   The Procter & Gamble Company

              Principal Address:    Policy Number: (01) 3310-04049

              One P&G Plaza
              Cincinnati, Ohio
              U.S.A. 45202          Issued by the stock insurance
                                    company indicated below, herein
                                    called the Company.

                                    CHUBB ATLANTIC INDEMNITY LTD.

Item 2.       Premium:  $115,000    Incorporated under the laws of Bermuda.

Item 3.       Limit of Liability:   See Endorsement 1

Item 4.       Underlying Policy(ies):

              (A) PRIMARY POLICY:
                           Insurer                   CODA
                           Limit of Liability        $25,000,000
                           Deductible amount         NONE
                           Policy number             PG-106C

              (B) Other Policy(ies):
                           Insurer                   XL Insurance
                           Limit of Liability        $25,000,000
                           Excess of                 $25,000,000
                           Policy number             XLD+O-00364-00

              (C) Other Policy(ies):
                           Insurer                   Ace Bermuda Insurance Ltd
                           Limit of Liability        $45,000,000
                           Excess of                 $50,000,000
                           Policy number             PG-9271D

Item 5.       Policy Period:  From: June 30, 2000
                                To: June 30, 2001
                              12:01 a.m. Standard Time of the address
                              shown in Item 1.

Item 6.       Endorsement(s) Effective at Inception: 1 and 2

Item 7.       Pending or Prior Date:        June 30, 1994

Item 8.       Termination of Prior Policy(ies): (99)3310-04-49 / (00)3310-04-49

Item 9.       Claims Notification:  All notices to the Company, including notices of loss or claim shall be sent via mail to: Chubb Atlantic Indemnity Ltd., Suite 773, #48 Par-la-Ville Road,
                                    Hamilton HM11, Bermuda

IN WITNESS WHEREOF, this policy has been made, entered into, executed, issued and delivered by the undersigned in Hamilton, Bermuda on this 31st day of July, 2000.

                                            Senior Underwriter
---------------------                       ------------------------
Authorized Officer                          Title


CHUBB ATLANTIC INDEMNITY LTD.

ALL DISPUTE RESOLUTION IS BY BINDING ARBITRATION HELD IN BERMUDA PURSUANT TO THE BERMUDA ARBITRATION ACT OF 1993 AND THE UNITED NATIONS COMMISSION ON INTERNATIONAL TRADE LAW ("UNCITRAL") ARBITRATION RULES. BERMUDA LAW IS THE GOVERNING LAW UNDER THIS POLICY. THE INSURED WAIVES ANY REQUIREMENT THAT THE COMPANY POST A BOND AS A CONDITION PRECEDENT TO THE FILING OF ANY PLEADING IN ANY DISPUTE. PLEASE REFER TO THE APPLICABLE SECTIONS OF THIS POLICY.


                             EXCESS INSURANCE POLICY

         In consideration of payment of required premium and subject to the Declarations made a part hereof and the limitations, conditions, provisions and other terms of this policy, the Company agrees with the INSUREDS as follows:

                                 INSURING CLAUSE

         The Company shall provide the INSUREDS with insurance during the Policy Period excess of the UNDERLYING INSURANCE. Coverage for any loss attach only after: 1) all UNDERLYING INSURANCE carriers have paid in cash the full amount of their respective liabilities, and 2) the full amount of the UNDERLYING INSURANCE policies have been collected by the plaintiffs, the Insureds or the Insureds' counsel and 3) all UNDERLYING INSURANCE has been exhausted. Coverage under this policy shall then apply in conformance with the terms, conditions, exclusions and endorsements of the PRIMARY POLICY, together with all limitations, restrictions and exclusions contained in or added by endorsement to any other UNDERLYING INSURANCE, except as specifically set forth in the terms, conditions, exclusions and endorsements of this Policy. In no event shall this Policy grant broader coverage than would be provided by any of the exhausted UNDERLYING INSURANCE.

                       MAINTENANCE OF UNDERLYING INSURANCE

         All of the Underlying Policy(ies) scheduled in Item 4. Of the Declarations shall be maintained during the Policy Period in full effect and affording coverage at least as broad as the PRIMARY POLICY, except for any reduction of the aggregate limit(s) of liability available under the UNDERLYING INSURANCE solely by reason of payment of losses thereunder. Failure to comply with the foregoing shall not invalidate this policy but the Company shall not be liable to a greater extent than if this condition had been complied with.

         In the event of any actual or alleged (a) failure by the INSUREDS to give notice or to exercise any extensions under any UNDERLYING INSURANCE or (b) misrepresentation of breach of warranties by any of the INSUREDS with respect to any UNDERLYING INSURANCE, the Company shall not be liable hereunder to a greater extent than it would have been in the absence of such actual or alleged failure, misrepresentation or breach.

                        DEPLETION OF UNDERLYING LIMIT(S)

         In the event of the depletion of the limit(s) of liability of the UNDERLYING INSURANCE solely as the result of payment of losses thereunder, this policy shall, subject to the Company's limit of liability and to the other terms of the policy, continue to apply for subsequent losses as excess insurance over the amount of insurance remaining under such UNDERLYING INSURANCE. In the event of the exhaustion of all of the limit(s) of liability of such UNDERLYING INSURANCE solely as a result of payment of losses thereunder, the remaining limits available under this policy shall, subject to the Company's limit of liability and to the other terms of this policy, continue for subsequent losses as primary insurance and any retention specified in the PRIMARY POLICY shall be imposed under this policy; otherwise no retention shall be imposed under this policy.

                               LIMIT OF LIABILITY

         The amounts set forth in Endorsement Number 1, Item 3(A) and (B) is the Limit of Liability of the Company and shall be the maximum liability for each LOSS and maximum aggregate liability for each POLICY YEAR.

                   GOVERNING LAW, ARBITRATION AND JURISDICTION

         This policy and any dispute, controvery, difference or claim which arise from or relate to this policy, including but not limited to the express or implied rights or obligations of one party to the other, or the alleged breach, termination, invalidity or formation thereof, shall be governed by and construed in accordance with the laws of Bermuda, without regard to its conflict of law rules, provided, however, that the provisions, stipulations, exclusions and conditions of the policy are to be construed in an evenhanded fashion as between the Parent Corporation and the Company. Without limitation, where the language of this policy is deemed to be ambiguous or otherwise unclear, the issue shall be resolved in the manner most consistent with the relevant provisions, stipulations, exclusions and conditions of the policy without regard to authorship of the language, without any presumption or arbitrary interpretation or construction in favor of either the Parent Corporation or the Company, and without regard to parol or other evidence.

         Any and all disputes, controversies, claims or differences between the parties which arise from or relate to this policy, including but not limited to the express or implied rights or obligations of one party to the other, or the alleged breach, termination, invalidity or formation thereof, shall be solely and exclusively determined and resolved by final and binding arbitration held in Bermuda in accordance with the provisions of the Bermuda International Conciliation and Arbitration Act 1993 (exclusive of the Conciliation Part of such Act), and/or any statutory modifications or reenactments thereof, and the United Nations Commission on International Trade Law ("UNCITRAL") Arbitration Rules in effect as of the date of this policy.

         Such  arbitration  shall be conducted by a Board  composed of three (3)
arbitrators  ("the  Board"),   each  of  whom  shall  be  disinterested  in  the
controversy, to be selected for each controversy as follows:

          Any party may, in the event of such a dispute, controversy, difference or claim arising from or relating to this policy, including but not limited to the express or implied rights or obligations of one party to the other, or the alleged breach, termination, invalidity or formation thereof, notify the other party or parties to such dispute, controversy, difference or claim of its desire to arbitrate the matter, and at the time of such notification, the party desiring arbitration shall notify any other party or parties of the name of the arbitrator selected by it. Any other party who has been so notified shall within thirty (30) calendar days thereafter select an arbitrator and notify the party desiring arbitration of the name of the second arbitrator. If the party notified of the desire for arbitration shall fail or refuse to nominate the second arbitrator within thirty (30) calendar days following the receipt of such notification, the party who first served notice of a desire to arbitrate will, within an additional period of thirty (30) calendar days, apply to a court of competent jurisdiction in Bermuda for the appointment of a second arbitrator and in such a case the arbitrator appointed by such a Judge shall be deemed to have been nominated by the party who failed to select the second arbitrator. The two arbitrators, chosen as above provided, shall within thirty (30) calendar days after the appointment of the second arbitrator choose a third arbitrator. If the first two arbitrators fail to agree on a third arbitrator within such thirty
          (30) calendar days, either party shall immediately apply to a court of competent jurisdiction in Bermuda for the appointment of a third arbitrator. In such a case, the arbitrator appointed by such a Judge shall be deemed to be accepted by the other two arbitrators. Upon acceptance of the appointment by the thhird arbitrator, the Board for the controversy in question shall be deemed fixed subject to each parties' acceptance of each arbitrators' conflicts disclosure. All notices and demands pursuant to this provision shall be delivered in accordance with the policy conditions hereunder.

         The Board shall fix, by a notice in writing to the parties involved, a reasonable time and place for the hearing and may prescribe reasonable rules and regulations governing the course and conduct of the arbitration proceeding, including, without limitation, discovery by the parties.

         The Board shall, within ninety (90) days following the conclusion of the hearing, render its decision on the matter in controversy in writing and shall cause a copy thereof to be served on all the parties thereto. Any award for damages by the Board shall be compensatory only. In case the Board fails to reach a unanimous decision, the decision of the majority of the members of the Board shall be deemed to be the decision of the Board and the same shall be final and binding on the parties thereto. Such decision shall be a complete defense to any attempted appeal or litigation of such decision in the absence of fraud or collusion. Without limiting the foregoing, the parties waive any right to appeal to and/or collateral review of the decisions of the Board by any court or other body to the fullest extent permitted by applicable law.

         Each party shall bear the costs of its legal representation, its own arbitrator and its prosecution or defense. If two of the arbitrators are chosen by one party, as above provided, then the expense of all three arbitrators shall be equally dividend between the parties. Irrespective of the decision and outcome of arbitration, all costs of the third arbitrator, any expert advice retained by the Board and all costs to hold the arbitration proceedings (such as stenographer, hearing room) shall be borne equally by the parties.

         The Company and the Parent Corporation agree that in the event that claims for indemnity or contribution are asserted in any action or proceeding against the Company by any of the Parent Corporation other insurers in any jurisdiction or forum other than that set forth in this policy, the Parent Corporation will in good faith take all reasonable steps requested by the Company to assist the Company in obtaining a dismissal of these claims (other than on the merits) and will, without limitation, undertake to the court or other tribunal to reduce any judgement or award against such other insurers to the extent that the court or tribunal determines that the Company will have been liable to such insurers for indemnity or contribution pursuant to the policy. The Parent Corporation shall be entitled to assert claims against the Company for coverage under the policy, including without limitation, for amounts by which the Parent Corporation reduced its claim or judgment against such other insurers in respect of such claims for indemnity or contribution, in an arbitration between the Company and the Parent Corporation pursuant to this provision of the policy and any dispute, controversy, difference or claim arising out of or relating to this policy, provided, however, that the Company in such arbitration in respect of such reduction of any judgment shall be entitled to raise any defenses under this policy and any other defenses (other than jurisdictional defenses) as it would have been entitled to raise in the action or proceeding with such insurers, (and no determination in any such actions or proceeding involving such other insurers) shall be collateral estoppel, res judicata or other issue preclusion effect against the Company in such arbitration, irrespective of whether or not the Company remained a party to such action or proceeding with such insurers.

                               CLAIM PARTICIPATION

         The Company may, at its sole discretion, elect to participate in the investigation, settlement or defense of any claim against any of the INSUREDS for matters covered by this policy even if the UNDERLYING INSURANCE has not been exhausted.

                            SUBROGATION - RECOVERIES

         In the event of any payment under this policy, the Company shall be subrogated to all the INSUREDS' rights of recovery against any person or organization, as state din the PRIMARY POLICY, and the INSUREDS shall execute and deliver instruments and papers and do whatever else is necessary to secure such rights.

         Any amounts recovered after payment of loss hereunder shall be apportioned in the inverse order of payment to the extent of actual payment. The expenses of all such recover proceedings shall be apportioned in the ration of respective recoveries.

         The Company shall be given notice in writing as soon as is  practicable
(a) in the event of the cancellation of any UNDERLYING INSURANCE and (b) of any notice given or additional or return premiums charged or paid in connection with any UNDERLYING INSURANCE.

         Notice of any claim shall be given in writing to the Company.

                          COMPANY AUTHORIZATION CLAUSE

         By acceptance of this policy, the Parent Corporation named in Item 1. of the Declarations agrees to act on behalf of all the INSUREDS with respect to the giving and receiving of notice of claim or cancellations, the payment of premiums and the receiving of any return premium that may become due under this policy; and the INSUREDS agree that the Parent Corporation shall act on their behalf.

                                   ALTERATION

         No change in or modification of this policy shall be effective except when made by written endorsements signed by an authorized officer of Chubb Atlantic Indemnity Limited.

                               POLICY TERMINATION

         This policy may be cancelled by the PARENT CORPORATION at any time by written notice or by surrender of this policy to the Company. This policy may also be cancelled by or on behalf of the Company by delivery to the PARENT CORPORATION or by mailing to the PARENT CORPORATION, by registered, certified or other first class mail, at the address shown in Item 2. of the Declarations, written notice stating when, not less than thirty days thereafter, the cancellation shall become effective. The mailing of such notice as aforesaid shall be sufficient proof of notice and this policy shall terminate at the date and hour specified in such notice.

         If the period of limitation relating to the giving of notice is prohibited or made void by any law controlling the construction thereof, such period shall be deemed to be amended so as to be equal to the minimum period of limitation permitted by such law. The Company shall refund the unearned premium computed at customary short rates if the policy is terminated in its entirety by the PARENT CORPORATION. Under any other circumstances the refund shall be computed pro rata.

                          TERMINATION OF PRIMARY POLICY

         This policy shall terminate immediately upon the termination of the PRIMARY POLICY, whether by the INSUREDS or the primary insurer. Notice of cancellation or non-renewal of the PRIMARY POLICY duly given by the primary insurer shall serve as notice of the cancellation or non-renewal of this policy by the Company.

                        TERMINATION OF PRIOR POLICY(IES)

         The taking effect of this policy shall terminate, if not already terminated, the policy(ies) specified in Item 8. of the Declarations.

                               POLICY DEFINITIONS

INSUREDS means those persons insured under the PRIMARY POLICY.

PRIMARY POLICY means the policy scheduled in Item 4.(A) of the Declarations or any policy of the same insurer replacing or renewing such policy.

POLICY YEAR means the one year period between the anniversaries of the PRIMARY POLICY, provided that: (1) the first POLICY YEAR of this policy shall be the period between the inception of this policy and the next subsequent anniversary of the PRIMARY POLICY, and (2) the last POLICY YEAR of this policy shall be the period between the termination of this policy and the anniversary of the PRIMARY POLICY immediately preceding such termination. If any discovery period extension is exercised such extension shall be treated as set forth in the PRIMARY POLICY.

UNDERLYING INSURANCE means all those policies scheduled in Item 4 of the Declarations and any policies replacing them.


CHUBB ATLANTIC INDEMNITY LTD.

                                   ENDORSEMENT

INSURED:  The Procter & Gamble Company

ENDORSEMENT NO.:  1

DATE ISSUED:  July 31, 2000

TO BE ATTACHED TO AND FORM PART OF POLICY NO. (01)3310-04-49

NAME OF COMPANY:  Chubb Atlantic Indemnity Ltd.

PRODUCER:  H&H Park International Limited

EFFECTIVE DATE:  June 30, 2000

PAGE:  1 of 1

                           AMENDED LIMIT OF LIABILITY

It is understood and agreed that Item 3., Limit of Liability, as set forth on the Declarations Page, is deleted in its entirety and replaced with the following:

         Item 3.  Limit of Liability (Inclusive of Defense Costs):
                           (A) Each LOSS          $50,000,000
                           (B) Each POLICY YEAR   $50,000,000

                           Excess of:
                           (A) Each LOSS          $95,000,000
                           (B) Each POLICY YEAR   $95,000,000

                           which in turn is excess of the Deductible/Retention shown below:

                           Retention Amount:  $None

ALL OTHER TERMS AND CONDITIONS REMAIN UNCHANGED.

                                            July 31, 2000
---------------------                       ---------------
Authorized Representative                   Date

CHUBB ATLANTIC INDEMNITY LTD.

                                   ENDORSEMENT

INSURED:  The Procter & Gamble Company

ENDORSEMENT NO.:  2

DATE ISSUED:  July 31, 2000

TO BE ATTACHED TO AND FORM PART OF POLICY NO. (01)3310-04-49

NAME OF COMPANY:  Chubb Atlantic Indemnity Ltd.

PRODUCER:  H&H Park International Limited

EFFECTIVE DATE:  June 30, 2000

PAGE:  1 of 1


                      PRIOR AND PENDING LITIGATION - EXCESS

It is understood and agreed that the company shall not be liable to make any payment for Loss in connection with any Claim based upon, arising out of, relating to, in consequence of, or in any way involving:

     (1) any litigation, arbitration, claims, demands, causes of action, equitable, legal or quasi-legal proceedings, decrees or judgments (collectively referred to as litigation) against any INSUREDS occurring prior to or pending as of June 30, 1994, of which the INSUREDS has received notice or otherwise had knowledge as of such date; or

     (2) any subsequent litigation arising from, or based on substantially the same matters as alleged in the prior or pending litigation included in
          (1) above; or

     (3) any Wrongful Act of the INSUREDS which gave rise to the prior or pending litigation included in (1) above.

ALL OTHER TERMS AND CONDITIONS REMAIN UNCHANGED.

                                            July 31, 2000
---------------------                       ---------------
Authorized Representative                   Date